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BLACKROCK CAPITAL INVESTMENT CORPORATION

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BLACKROCK CAPITAL INVESTMENT CORPORATION ANNOUNCES

TRANSITION IN LEADERSHIP AND ELEVATION OF SENIOR INVESTORS

NEW YORK (April 30, 2018) – BlackRock Capital Investment Corporation (BCIC) (NASDAQ:BKCC) today announced a transition in leadership and the elevation of certain senior investors to additional roles.

James Keenan, the Chairman of BCIC, has been appointed Chief Executive Officer of the company. Mr. Keenan, who is also Chief Investment Officer and Global Co-Head for BlackRock Global Credit, will hold that role on an interim basis while the appropriate succession process is completed.

He succeeds Michael Zugay as CEO for BCIC. Mr. Zugay has decided to depart from BCIC and BlackRock’s US Private Capital unit (USPC) for personal reasons. USPC is responsible for the investment portfolio of BCIC for BlackRock Capital Investment Advisors, LLC, the investment advisor for BCIC.

Jason Mehring succeeds Mr. Zugay as Chairman of the USPC Investment Committee. He is currently Vice Chairman of the Committee. Marshall Merriman, a current member of the USPC Investment Committee, will become Vice Chairman.

The transition comes as USPC and BlackRock’s credit platform prepare for a significant new phase of growth and development, which includes new product launches and an ongoing expansion of its capabilities and team.

“Mike helped to integrate and enhance the US Private Capital team’s business, and we are grateful for his contributions,” Mr. Keenan said.

Mr. Mehring has been an integral member of the BCIC leadership team since joining in 2005, focusing on sourcing, underwriting and portfolio management. Before coming to BlackRock, he spent more than 10 years at Banc of America Capital Investors and was a Principal of the firm.

Mr. Merriman also has been a key part of BCIC since 2005. He too focuses on sourcing, origination and heads portfolio management. Previously, he was a Managing Director with Harris Williams & Company, an investment bank providing mergers and acquisitions and financial advice to middle market companies.

In addition, Mr. Zugay will no longer stand for election as a director of BCIC’s board of directors. In light of these developments, BCIC will call to order its Annual Meeting of Stockholders, scheduled to be held on Friday, May 4, 2018, for the purpose of adjourning the meeting. That meeting will reconvene on the 4th floor of 40 East 52nd Street, New York, New York, on Friday, May 11, 2018, at 10:00 a.m. ET.

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About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Contacts
Investors:

Nik Singhal 212-810-5427 nik.singhal@blackrock.com

Press: Tara McDonnell 212-810-5337 tara.mcdonnell@blackrock.com